Exhibit 99.1

Press Release
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Fourth Quarter and Full Year 2008
Contract Value Increased 11% to $834.3 Million
2008 Revenue increased 9% to $1.279 Billion
2008 EPS from Continuing Operations Increased 51% to $0.98
2008 Operating Cash Flow Increased 24% to $184.4 Million
STAMFORD, Conn., February 5, 2009 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2008, and provided its preliminary financial outlook for 2009.
Fourth Quarter 2008 Results
Contract value, a key leading indicator for Gartner’s Research segment, increased 11% year-over-year to a record level of $834.3 million. Excluding the impact of foreign exchange, contract value increased 8% year-over-year.
Total revenue increased 1% year-over-year to $347.3 million. Excluding the impact of foreign exchange, total revenue grew 6% year-over-year, driven by growth in the Company’s Research and Consulting businesses.
EPS from continuing operations was $0.35 versus $0.36 in fourth quarter 2007, net income was $33.6 million versus $38.8 million in fourth quarter 2007 and Normalized EBITDA was $65.6 million versus $79.1 million in fourth quarter 2007. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Full Year 2008 Results
Total revenue grew 9% to $1.279 billion. Excluding the impact of foreign exchange, total revenue increased 8%, driven by growth in the Company’s Research and Consulting businesses. EPS from continuing operations increased 51% to $0.98, net income increased 41% to $103.9 million and Normalized EBITDA increased 12% to $213.5 million.
Gene Hall, Gartner’s chief executive officer, commented, “During 2008 we generated 9% revenue growth, expanded our margins and ended the year with record contract value. Our performance demonstrates the tremendous value that our services contribute to the effective management of IT programs and
-more-

investments, which remains a critical business function even in the most challenging economic environments.”
Business Segment Highlights
Research
Revenue for fourth quarter 2008 was $190.2 million, up 5% year-over-year as reported and 11% excluding the impact of foreign exchange. Gross contribution margin was 64%.
For full year 2008, revenue was $773.3 million, an increase of 15% year-over-year as reported and 14% excluding the impact of foreign exchange. Gross contribution margin improved approximately 2 percentage points to 66%.
At December 31, 2008, research contract value was a record $834.3 million, up 11% year-over-year as reported and 8% excluding the impact of foreign exchange.
Client and wallet retention rates for fourth quarter 2008 were 82% and 98%, respectively, versus 82% and 101%, respectively, for fourth quarter 2007.
Consulting
Revenue for fourth quarter 2008 was $94.3 million, an increase of 3% year-over-year as reported and 8% excluding the impact of foreign exchange. Gross contribution margin was 39%.
For full year 2008, revenue was $347.4 million, up 7% as reported and 6% excluding the impact of foreign exchange. Gross contribution margin improved 2 percentage points to 41%.
Fourth quarter 2008 utilization was 70% and backlog was $97.2 million at December 31, 2008, down 20% year-over-year. Billable headcount was 499 as of December 31, 2008, up 6% year-over-year.
Events
Revenue for fourth quarter 2008 was $60.9 million, down 12% as reported and 7% excluding the impact of foreign exchange. Gross contribution margin was 46%.
For full year 2008, revenue was $150.1 million, a decrease of 6% as reported and 7% excluding the impact of foreign exchange. Gross contribution margin was 43%.
During fourth quarter 2008, the Company held 17 events with 16,071 attendees versus 12 events with 16,675 attendees during fourth quarter 2007. During full year 2008, the Company held 70 events with 41,352 attendees versus 62 events with 44,216 attendees in 2007.
Cash Flow and Balance Sheet Highlights
Gartner generated cash from operations of $46.9 million during fourth quarter 2008 and $184.4 million during full year 2008. Cash from operations for full year 2008 increased 24% year-over-year. Capital expenditures were $6.1 million for fourth quarter 2008 and $24.3 million for full year 2008.
The Company deployed its cash principally to repurchase its common stock. During fourth quarter 2008, Gartner repurchased 1.3 million shares of its common stock at a total cost of $23.0 million. During full year 2008, it repurchased a total of 9.7 million shares at a total cost of $198.6 million.

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As of December 31, 2008, the Company had total debt of $416.3 million and cash of $140.9 million.
Preliminary Financial Outlook for 2009
Gartner also provided its preliminary outlook for 2009. This outlook assumes that the current challenging economic environment persists throughout 2009.
Below is the Company’s 2009 outlook for revenue by segment and total revenue. The year-over-year change is presented both as reported and excluding the impact of foreign exchange (FX Neutral):

($in millions)	2009 Projected Revenue	% Change as Reported	% Change FX Neutral
Research	$730-750	(6%)-(3%)	(1%)-1%
Consulting	265-295	(24%)-(15%)	(21%)-(12%)
Events	98-108	(35%)-(28%)	(33%)-(26%)

Other	7-7

Total Revenue	$1,100-1,160	(14%)-(9%)	(10%)-(6%)
Based on the above revenue outlook, the Company is targeting Normalized EBITDA for full year 2009 of $165 to $200 million, EPS from continuing operations of $0.63 to $0.87, cash flow from operations of $100 to $125 million and capital expenditures of $15 to $20 million. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123(R).
Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Thursday, February 5, 2009, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
Annual Meeting of Stockholders
Gartner also announced that its 2009 Annual Meeting of Stockholders will be held at 10:00 a.m. ET on Thursday, June 4, 2009, at the Company’s offices in Stamford, Connecticut.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high- tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in

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1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, SFAS 123 (R) expense, and Other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s projected 2009 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from t hose expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continu ed customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; general economic condi tions; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007		2008	2007
Revenues:
Research	$190,164	$180,564	5%	$773,257	$673,335	15%
Consulting	94,275	91,370	3%	347,404	325,030	7%
Events	60,880	68,908	-12%	150,080	160,065	-6%
Other	2,002	2,314	-13%	8,324	10,045	-17%

Total revenues	347,321	343,156	1%	1,279,065	1,168,475	9%
Costs and expenses:
Cost of services and product development	152,381	146,538	4%	554,837	530,807	5%
Selling, general and administrative	131,879	122,842	7%	532,365	472,737	13%
Depreciation	6,880	6,296	9%	25,880	24,298	7%
Amortization of intangibles	400	457	-12%	1,615	2,091	-23%
Other charges	—	—	0%	—	9,084	-100%

Total costs and expenses	291,540	276,133	6%	1,114,697	1,039,017	7%

Operating income	55,781	67,023	-17%	164,368	129,458	27%
Interest expense, net	(4,597)	(5,270)	13%	(19,269)	(22,154)	13%
Other income (expense), net	129	1,114	>100%	(358)	3,193	>100%

Income before income taxes	51,313	62,867	-18%	144,741	110,497	31%
Provision for income taxes	17,667	24,820	-29%	47,593	39,831	19%

Income from continuing operations	33,646	38,047	-12%	97,148	70,666	37%
Income from discontinued operations, net of taxes (a)	—	772	-100%	6,723	2,887	>100%

Net income	$33,646	$38,819	-13%	$103,871	$73,553	41%

Income per common share:
Basic:
Income from continuing operations	$0.36	$0.37	-3%	$1.02	$0.68	50%
Income from discontinued operations	—	0.01	-100%	0.07	0.03	>100%

Income per share	$0.36	$0.38	-5%	$1.09	$0.71	54%

Diluted:
Income from continuing operations	$0.35	$0.36	-3%	$0.98	$0.65	51%
Income from discontinued operations	—	0.01	-100%	0.07	0.03	>100%

Income per share	$0.35	$0.37	-5%	$1.05	$0.68	54%

Weighted average shares outstanding:
Basic	93,811	101,709	-8%	95,246	103,613	-8%
Diluted	96,599	105,915	-9%	99,028	108,328	-9%

(a)	Includes the operating results and gain on sale of our Vision Events business, which we sold in February 2008.

BUSINESS SEGMENT DATA (a)
(Dollars in thousands)

		Direct	Gross	Contribution
	Revenue	Expense	Contribution	Margin
Three Months Ended 12/31/08
Research	$190,164	$68,829	$121,335	64%
Consulting	94,275	57,636	36,639	39%
Events	60,880	33,001	27,879	46%
Other	2,002	386	1,616	81%

TOTAL	$347,321	$159,852	$187,469	54%

Three Months Ended 12/31/07
Research	$180,564	$64,171	$116,393	64%
Consulting	91,370	53,319	38,051	42%
Events	68,908	28,656	40,252	58%
Other	2,314	440	1,874	81%

TOTAL	$343,156	$146,586	$196,570	57%

Twelve Months Ended 12/31/08
Research	$773,257	$265,552	$507,705	66%
Consulting	347,404	206,009	141,395	41%
Events	150,080	85,126	64,954	43%
Other	8,324	1,685	6,639	80%

TOTAL	$1,279,065	$558,372	$720,693	56%

Twelve Months Ended 12/31/07
Research	$673,335	$244,271	$429,064	64%
Consulting	325,030	196,815	128,215	39%
Events	160,065	78,157	81,908	51%
Other	10,045	2,307	7,738	77%

TOTAL	$1,168,475	$521,550	$646,925	55%

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA (a)

	December 31,		December 31,
	2008		2007
Research contract value	$834,321	(b)	$752,533	(b)
Research client retention	82%		82%
Research wallet retention	98%		101%
Research client organizations	10,579		10,189
Consulting backlog	$97,169	(b)	$121,400	(b)
Consulting—quarterly utilization	70%		73%
Consulting billable headcount	499		472
Consulting—average annualized revenue per billable headcount	$445	(b)	$470	(b)
Events—number of events for the quarter	17		12
Events—attendees for the quarter	16,071		16,675

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

(b)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$33,646	$38,819	$103,871	$73,553
Interest expense, net	4,597	5,270	19,269	22,154
Other expense (income), net	(129)	(1,114)	358	(3,193)
Income from discontinued operations (2)	—	(772)	(6,723)	(2,887)
Tax provision	17,667	24,820	47,593	39,831

Operating income	$55,781	$67,023	$164,368	$129,458

Normalizing adjustments:
Depreciation, accretion, and amortization	7,470	7,030	28,399	27,604
Other charges (3)	—	—	—	9,084
SFAS No. 123® stock compensation expense (4)	2,381	5,016	20,696	24,241

Normalized EBITDA	$65,632	$79,069	$213,463	$190,387

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilites, amortization of intangibles, Other charges, and SFAS No. 123(R) expense.

(2)	2008 includes the gain on sale and operating results of our Vision Events business, which we sold in February 2008. 2007 includes the Vision Events operating results.

(3)	Other charges for the twelve months ended December 31, 2007 includes charges of $8.7 million related to the settlement of litigation and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).